Exhibit 5.4

Faegre Baker Daniels LLP

300 North Meridian Street , Suite 2700

Indianapolis, Indiana 46204-1750

Phone +1 317 237 0300

Fax +1 317 237 1000

May 1, 2014

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

Re:	Pinnacle Entertainment, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Indiana counsel to Pinnacle Entertainment Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance by the Company of $850 million aggregate principal amount of its new 6.375% Senior Notes due 2021 (the “New Notes”), in connection with the proposed exchange of $1,000 principal amount of the New Notes for each $1,000 principal amount of its outstanding 6.375% Senior Notes due 2021 (the “Old Notes” and, collectively with the New Notes, the “Notes”), with a minimum of $2,000 principal amount exchanged.

The Old Notes contain guarantees (the “Old Guarantees”), and the New Notes upon issuance will contain guarantees (the “New Guarantees” and, collectively with the Old Guarantees, the “Guarantees”) by certain direct and indirect subsidiaries of the Company (the “Guarantors”), including Ogle Haus, LLC, Ameristar East Chicago Holdings, LLC, and Ameristar Casino East Chicago, LLC, each an Indiana limited liability company (each, an “Indiana Guarantor”).

In connection with this opinion, we have examined the Registration Statement and forms of the following documents provided to us (the documents identified at items a. through d. below being referred to herein collectively as the “Operative Documents”):

a. the Indenture, dated as of August 5, 2013 between PNK Finance Corp. and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), and the Supplemental Indenture, dated as of August 13, 2013, among the Company, the Trustee and the Guarantors named therein (the “Supplemental Indenture”) ;

b. the Notes;

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c. the form of the Notation of Guaranty by the Guarantors to evidence the New Guarantees;

d. the Registration Rights Agreement, dated August 5, 2013, between PNK Finance Corp. and the Initial Purchasers of the Notes identified therein, and Joinder Agreement dated August 13, 2013, among the Company, the Guarantors, and the Initial Purchasers of the Notes identified therein; and

e. Secretary’s Certificate dated August 13, 2013, by the Secretary of the Company as to various matters, including (a) current articles of organization of each Indiana Guarantor, (b) current operating agreement of each Indiana Guarantor, and (c) Resolutions adopted by Joint Unanimous Written Consent of each of the Indiana Guarantors as of August 13, 2013.

f. Officer’s Certificate dated April 30, 2014 by the Secretary of the Company.

For purposes of expressing our opinions herein, we have examined the documents and certificates identified above and have made such examination of Indiana law as we have deemed relevant or necessary as the basis for such opinions. As to certain questions material to our opinion, we have relied upon a certificate of Secretary and General Counsel of the Company. We have assumed with respect to all documents the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the original documents of all documents submitted to us as certified, conformed, or photostatic copies thereof.

The opinions set forth herein are based upon and limited to the laws of the State of Indiana. No opinion is expressed herein as to “Blue Sky” or securities laws of the State of Indiana, or as to the substance or effect of federal laws or the laws of any jurisdiction other than the State of Indiana, and this letter should not be construed as expressing an opinion on any matters, legal or otherwise, not specifically mentioned herein.

Based upon and subject to the foregoing and the other qualifications and limitations stated herein, we are of the opinion that:

1. The Supplemental Indenture has been duly authorized, executed and delivered by each Indiana Guarantor.

2. The New Guarantees and the execution and delivery of the Notation of Guaranty have been duly authorized by each Indiana Guarantor.

We consent to you filing this opinion as an exhibit to the Registration Statement for the benefit of the holders of the Old Notes who will be acquiring the New Notes to be issued pursuant thereto. If required by the rules of the Commission, we consent to the use of our name

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under the caption “Legal matters” in the Registration Statement and prospectus and any amendments thereto. In giving such consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act. We also consent to reliance on this opinion by Irell & Manella LLP, with respect to matters of Indiana law relevant to their opinion letter to the Company filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Rebecca A Richardson
Rebecca A. Richardson